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                                                                   EXHIBIT 4(dd)

                                                                     TRANSLATION

This Irrevocable Trust Agreement No. 207357 dated November 21, 2005 is made and entered into by and among Maxcom Telecomunicaciones, S.A. de C.V., as settlor and trust beneficiary in the second place (the "Settlor" or "Maxcom"), represented herein by its attorneys-in-fact Adrian Aguirre Gomez and Jose Antonio Solbes Alavarez; Banco Mercantil del Norte, S.A., Institucion de Banca Multipe, Grupo Financiero Banorte, as trust beneficiary in the first place ("Banorte"), represented herein by its attorneys-in fact Antonio Fernandez Montero and Juan Luis Flores Flores; Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero, as trust beneficiary in the first place ("Ixe Banco" and collectively with Banorte the "Trust Beneficiaries in the First Place"), represented herein by its attorneys-in-fact Armando Jorge Rivero Laing and Lourdes Patricia Ferro Bartolo; and HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, Trust Division, as trustee (the "Trustee"), represented herein by its trust officers Jorge Garay Espinosa and Gabriela Ortega de Lascurain, in accordance with the following representations and clauses:

                                 REPRESENTATIONS

I. Maxcom represents, through its attorneys-in-fact, that:

(a) Maxcom is a corporation duly organized under the laws of the United Mexican States, originally under the corporate name of Amaritel, S.A. de C.V., as evidenced in Public Instrument No. 86,116 dated February 28, 1996, which was granted before Ignacio Soto Borja, Esq., Notary Public No. 129 in and for Mexico City, Federal District, and registered with the Public Registry of Commerce of the Federal District under Commercial Folio No. 210,585.

(b) Maxcom changed its corporate name to Maxcom Telecomunicaciones, S.A. de C.V. on February 9, 1999, as evidenced in Public Instrument No. 55,145 dated February 9, 1999, which was granted before Miguel Alessio Robles, Esq., Notary Public No. 19 in and for the Federal District, and registered on March 16, 1999 with the Public Registry of Commerce of the Federal District under Commercial Folio No. 210,585.

(c) Maxcom has entered into a number of agreements and contracts with diverse persons with respect to telecommunications services that Maxcom renders to them (including local telephone services, long distance telephone services, connection services, private lines, and Internet services), against payment of diverse fees, which payment is made on a monthly basis by crediting the checking accounts opened by Maxcom with the banks referred to in this Agreement.

(d) The rights to receive payments for the services referred to in the preceding paragraph are free from any liens or encumbrances, except for applicable provisions of the Credit Agreement (as defined below).

(e) The representatives of Maxcom have been vested with powers enough to execute this Agreement, as evidenced in Public Instrument No. 57,789 dated

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October 14, 2004, which was granted before Carlos Catano Muro Sandoval, Esq.,
Notary Public No. 51 in and for the Federal District, which powers have not been revoked, limited or modified in any manner whatsoever; and that Maxcom has obtained all the necessary corporate and governmental approvals and authorizations, and filed all the necessary documents, in order to execute this Agreement and perform its obligations hereunder.

(f) The execution of this Agreement by Maxcom and the performance of the obligations of Maxcom hereunder do not violate (i) its by-laws, (ii) any applicable law, or (iii) any other agreement of any nature to which Maxcom is a party (which shall include but not be limited to, that certain: (x) Indenture dated March 17, 2000 by and between Maxcom and The Bank of New York, (y) Indenture dated April 29, 2002 by and between Maxcom and The Bank of New York, and (z) Indenture dated October 8, 2004 by and between Maxcom and The Bank of New York), or any order or authorization of any nature having binding effects upon Maxcom.

(g) This Agreement constitutes a legal, valid and binding obligation of Maxcom, enforceable upon its own terms.

(h) Maxcom has entered into the following Fund Concentration Agreements: (i) RAP Agreement No. 2688 executed with HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC (the "HSBC RAP Agreement"), (ii) SEP B Agreement No. 088514 executed with Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex (the "Banamex SEP Agreement"), and (iii) CIE Agreement No. 9210-7 executed with BBVA Bancomer, Institucion de Banca Multiple, Grupo Financiero (the "Bancomer CIE Agreement"); pursuant to which the Collection Accounts are being handled, provided that any payments made to Maxcom in connection with the telecommunication services rendered by Maxcom are received in such accounts, with the authorization of Maxcom,.

(i) This Irrevocable Trust Agreement is created by Maxcom in favor of Trust Beneficiaries in the First Place as an alternative source of payment for the obligations of Maxcom derived from that certain: (i) Derivatives Agreement dated July 7, 2005 executed with Ixe Banco (the "Derivatives Agreement"), (ii) Credit Agreement dated April 13, 2005 executed with Ixe Banco (the "First Ixe Credit Agreement"), (iii) Credit Agreement dated October 24, 2005 executed with Ixe Banco (the "Second Ixe Credit Agreement"), and (iv) Credit Agreement dated October 21, 2005 executed with Banorte (the "Banorte Credit Agreement"), all of which, as amended from time to time, shall be collectively referred to as the "Credit Agreements". A copy of each of Credit Agreement is enclosed to this Agreement as Exhibit A1, A2, A3 and A4, respectively.

(j) Maxcom desires to transfer to the trust assets of this trust initially the collection proceeds obtained from the Banamex SEP Agreement and the Bancomer CIE Agreement, and later, upon execution of this Agreement, the collection proceeds obtained from the HSBC RAP Agreement, upon the terms of this Agreement, by means of a unilateral statement of will to be made by

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Maxcom under this Agreement and notified in writing to Trustee and Trust
Beneficiaries in the First Place.

(k) Maxcom is engaged mainly in the telecommunications business and registered with the Federal Taxpayer Registry under No.: MTE-960228-KT0.

(l) In accordance with Article 115 of the Credit Institutions Act (Ley de Instituciones de Credito), Maxcom represents under oath that the assets and funds initially transferred to the trust assets of this trust, and any other to be later transferred for accomplishing the purpose of the trust were obtained through no unlawful action; and therefore, that Maxcom agrees that Trustee shall be entitled to verify such circumstance or provide the competent authorities with any information required by them.

(m) Trustee has explained to Maxcom, and Maxcom is aware of, the content and scope of Article 106, Paragraph XIX, Subparagraph b), of the Credit Institutions Act (Ley de Instituciones de Credito), and any other applicable provisions regulating trust transactions of commercial banks issued by the Central Bank of Mexico (Banco de Mexico).

(n) Trustee invited and suggested Maxcom, prior to the execution of this Agreement, to obtain from a professional or firm elected by Maxcom counseling and support relating to the scope, consequences, actions, implications and in general legal and tax matters directly or indirectly related to this Agreement, as well as for the negotiation and evaluation of legal risks of the final wording of the agreement to be executed, since Trustee shall not be liable for such circumstances. Thus, Trustee does not warrantee that the tax structure of the final Trust Agreement shall not be modified or amended by subsequent amendments to tax laws and effects that may be amended in the future.

(o) By executing this Agreement, Maxcom expressly and irrevocably authorizes Trustee, in accordance with Article 28 of the Credit Bureau Act (Ley para Regular las Sociedades de Informacion Crediticia), to consult, at its cost, as of the execution date of this Agreement and from time to time during the term hereof, credit bureaus that operate in Mexico in respect of Settlor.

(p) The assets that Maxcom transfers to the trust assets of this Trust have been obtained through no unlawful act, and are the result of activities carried out in accordance with applicable laws; and that there is no connection whatsoever between the origin, source or destiny of the assets transferred to the trust assets of this trust, or any yields obtained from the same, and unlawful activities or activities to support terrorism

II. Banorte represents, through its attorneys-in-fact, that:

(a) Banorte is a commercial bank duly organized and validly existing under the laws of the United States of Mexico, originally under the corporate name of Banco Mercantil del Norte, S.A., Institucion de Banca Multiple, Grupo Financiero Banorte, as evidenced in Public Instrument No. 34,991 dated July 30, 2002, which was granted before Primitivo Carranza Acosta, Esq., Notary

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Public replacing Javier Garcia Avila, Esq., Notary Public No. 72 in and for the
City of Monterrey, Nuevo Leon, Mexico, and registered with the Public Registry of Commerce of the Federal District.

(b) The representatives of Banorte have been vested with powers enough to execute this Agreement, as evidenced in Public Instruments No. 34,491 dated July 30, 2002 and 38,383 dated June 4, 2004, which were granted before Primitivo Carranza Acosta, Esq., Notary Public replacing Javier Garcia Avila, Esq., Notary Public No. 72 and for Federal Property Assets, and registered with the Public Registry of Commerce, which powers have not been revoked, modified or limited in any manner whatsoever.

(c) Banorte and Maxcom entered into that certain Banorte Credit Agreement dated October 21, 2005, as referred to in Representation I, Paragraph i), above.

(d) Banorte appears to execute this Agreement in order to grant its consent to both its designation as Trust Beneficiary in the First Place, and the terms and conditions set forth herein.

(e) Trustee has explained to Banorte, and Banorte is aware of, the content and scope of Article 106, Paragraph XIX, Subparagraph b), of the Credit Institutions Act (Ley de Instituciones de Credito), and any other applicable provisions regulating the trust transactions of commercial banks issued by the Central Bank of Mexico (Banco de Mexico).

(f) Trustee invited and suggested Banorte, prior to the execution of this Agreement, to obtain from a professional or firm elected by Banorte counseling and support relating to the scope, consequences, actions, implications and in general legal and tax matters directly or indirectly related to this Agreement, as well as for the negotiation and evaluation of legal risks of the final wording of the agreement to be executed, since Trustee shall not be liable for such circumstances. Thus, Trustee does not warrantee that the tax structure of the final Trust Agreement shall not be modified or amended by subsequent amendments to tax laws and effects that may be amended in the future.

III. Ixe Banco represents, through their attorneys-in-fact, that:

(a) Ixe Banco is a commercial bank duly organized and validly existing under the laws of the United Mexican States; and that it changed its corporate name from Banco Fimsa, S.A. de C.V. to Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero, as evidenced in Public Instrument No. 33,450 dated May 3, 1995, which was granted before Roberto Courtade Bevilacqua, Esq., Notary Public No. 132 in and for the Federal District, and registered with the Public Registry of Commerce of the Federal District under Commercial Folio No. 193,508.

(b) The representatives of Ixe Banco have been vested with powers enough to execute this Agreement, as evidenced in Public Instruments Nos. 7,320 dated October 31, 2000 and 107,346 dated March 4, 2005, which were granted before Mario Evaristo Vivanco Paredes, Esq., Notary Public No. 67 in and for the

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Federal District, registered with the Public Registry of Commerce of the Federal
District under Commercial Folio No. 193,508 and Cecilio Gonzalez Marquez, Esq., Notary Public No. 151 in and for the Federal District, which has not been registered with the aforementioned registry, which powers have not been revoked, modified or limited in any manner whatsoever.

(c) Ixe Banco and Maxcom entered into that certain First Ixe Credit Agreement dated April 13, 2005, as referred to in Representation I, Paragraph i), above.

(d) Ixe Banco and Maxcom entered into that certain Derivatives Agreement dated July 7, 2005, as referred to in Representation I, Paragraph h), above.

(e) Ixe Banco and Maxcom entered into that certain Second Ixe Credit Agreement dated October 24, 2005, as referred to in Representation I, Paragraph i), above.

(f) Ixe Banco appears to execute this Agreement in order to grant its consent to both its designation as Trust Beneficiary in the First Place, and the terms and conditions set forth herein.

(g) Trustee has explained to Ixe Banco, and Ixe Banco is aware of, the content and scope of Article 106, Paragraph XIX, Subparagraph b), of the Credit Institutions Act (Ley de Instituciones de Credito), and any other applicable provisions regulating the trust transactions of commercial banks issued by the Central Bank of Mexico (Banco de Mexico).

(h) Trustee invited and suggested Ixe Banco, prior to the execution of this Agreement, to obtain from a professional or firm elected by Ixe Banco counseling and support relating to the scope, consequences, actions, implications and in general legal and tax matters directly or indirectly related to this Agreement, as well as for the negotiation and evaluation of legal risks of the final wording of the agreement to be executed, since Trustee shall not be liable for such circumstances. Thus, Trustee does not warrantee that the tax structure of the final Trust Agreement shall not be modified or amended by subsequent amendments to tax laws and effects that may be amended in the future.

IV. Trustee represents, through its trust officers, that:

(a) Trustee is a corporation duly organized under the laws of Mexico, as evidenced in the compilation of its by-laws contained in Public Instrument No. 264,185 dated November 10, 1995, which was granted before Georgina Schila Olivera Gonzalez, Esq., Notary Public No. 207 in and for Mexico City, Federal District; that Trustee changed its corporate name from Banco internacional, S.A. to HSBC Mexico, S.A. by means of Public Instrument No. 278,881 dated December 16, 2003, which was granted before Tomas Lozano Molina, Esq., Notary Public No. 10 in and for the Federal District; and that Trustee is duly authorized to carry out trust transactions.

(b) Trustee agrees to act as trustee under this Agreement.

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(c) Trust officers of HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo
Financiero HSBC, have been vested with powers enough to execute this Agreement, which powers have not been revoked, modified or limited in any manner whatsoever, as evidenced in Public Instruments Nos. 289,531 and 289,532 dated July 29, 2004, which were granted before Angel Gilberto Adame Lopez, Esq., Notary Public No. 233 in and for the Federal District.

(d) In accordance with Article 106, Paragraph XIX, Subparagraph b), of the Credit Institutions Act (Ley DE Instituciones de Credito), Trustee has informed and explained to the other parties the legal value and consequences of such subparagraph which verbatim provides as follows:

"ARTICLE 106.- Commercial banks shall be prevented from being liable vis-a-vis settlers or principals for any default of borrowers in respect of the credits granted or to issuers in respect of securities acquired, gross negligence excluded, as provided in the final part of article 391 of the Negotiable Instruments and Credit Transactions Act, or warrantee the reception of yields from funds whose investment is entrusted to them.

Should any credit remain outstanding upon expiration of the trust or agency created for granting the same, the bank shall transfer the same to settlor or trust beneficiary, as the case may be, or to the respective principal, refraining from paying the same.

Any agreement providing for anything contrary to the two preceding paragraphs shall have no legal effects whatsoever.

The aforementioned paragraphs and a statement of trustee confirming that it has informed their content to the persons that transferred to its any assets or rights for trust purposes shall be inserted in the trust or agency agreements."

Trustee further informs to settlor and trust beneficiaries in the first place the following bans to which Trustee is subject, which were issued by the Central Bank of Mexico (Banco DE Mexico):

"In executing Trust Agreements, Trustees shall be prevented from:

a) Charging to the trust assets any prices other than such prices agreed to in respect of the respective transactions.

b) Warranting the obtainment of yields or prices for the funds whose investment is entrusted to them.

c) Carrying out transactions subject to conditions and terms contrary to its internal policies and sound financial customary practices.

d) Carrying out transactions with securities, negotiable instruments or other financial instruments that do not meet the specifications agreed to in the corresponding trust agreement.

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e) Creating Trusts not authorized in accordance with applicable laws and regulations.

f) Paying, out of the trust assets, any penalty imposed on them by any authority."

NOW, THEREFORE, in consideration of the aforementioned representations, the parties agree to grant the following:

                                     CLAUSES

1. DEFINITIONS.

Capitalized terms utilized in this Agreement shall have the meaning ascribed to them in this clause or in any other part of the Agreement (which shall apply to the singular or plural forms thereof):

"Banorte Credit Agreement" shall mean the credit agreement referred to in Representation I, paragraph i), of this Agreement.

"Business Day" shall mean any business day on which banks are open, as authorized by the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores).

"Collection Accounts" shall mean the checking accounts opened by Maxcom at the Collection Banks pursuant to the Fund Concentration Agreements, where payments made in favor of Maxcom are received, with the authorization of Maxcom, for the telecommunications services rendered by Maxcom.

"Collection Banks" shall mean initially Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex, and BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, and later, upon execution of this Agreement, HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero, shall become a Collection Bank, in accordance with Clause 2 of this Agreement (where Maxcom has opened Collection Accounts under the Fund Concentration Agreements, which banks are authorized by Maxcom to receive payments in favor of Maxcom derived from the telecommunication services rendered by Maxcom to its clients), as well as any other banks in which accounts are open or incorporated in accordance with this Agreement.

"Collection Proceeds" shall mean any present and future proceeds, as well as any right to receive the same, of Maxcom credited to the Collection Accounts handled under the Fund Concentration Agreements and transferred to Trustee by the Collection Bank pursuant to this Agreement, in accordance with Clause 11 of this Trust, which proceeds arise from payments made by customers of Maxcom to Maxcom, which shall include but not be limited to, any proceeds received, and to be received, from local telephone services, long telephone services, connection services, private lines, Internet services and lease agreements for circuits given for the rendition of telephone services.

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"Credit Agreements" shall mean collectively the First Ixe Credit Agreement, the
Second Ixe Credit Agreement and the Banorte Credit Agreement.

"Derivatives Agreement" shall mean the derivatives agreement referred to in Representation I, paragraph i), of this Agreement.

"Fund Concentration Agreements" shall mean the Fund Concentration Agreements or Contracts executed by Maxcom and the Collection Banks as follows:

1. Banamex SEP Agreement, pursuant to which the Collection Accounts opened by Maxcom with Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex, are handled.

2. Bancomer CIE Agreement, pursuant to which the Collection Accounts opened by Maxcom with BBVA Bancomer, Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, are handled.

3. HSBC RAP Agreement, pursuant to which the Collection Accounts opened by Maxcom with HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, are handled.

Any cash amounts existing in, or transferred in the future to, such Collection Accounts (the "Collection Proceeds") received under the Banamex SEP Agreement and the Bancomer CIE Agreement are transferred by Maxcom in accordance with Clause 1 of this Agreement as initial contribution, and shall be managed by Trustee in accordance with this Agreement, as well as the Collection Proceeds with the corresponding right to receive the same under the HSBC RAP Agreement to be transferred by Maxcom to the trust assets of this Trust Agreement upon execution thereof, in accordance with Clause 1 of this Agreement, by means of a unilateral statement of will to be made under this Agreement and notified in writing to Trustee and Trust Beneficiaries in the First Place.

"Event of Default" shall mean any event of default attributable to Maxcom in respect of its payment obligations under each of the Credit Agreements, as well as any other default attributable to Maxcom in respect of the obligations derived from this Agreement.

"First Ixe Credit Agreement" shall mean the credit agreement referred to in Representation I, paragraph i), of this Agreement.

"Installment" shall mean the payment of principal, interest and accessories, if any, corresponding to one full installment under each of the Credit Agreements.

"Installment Amount" shall mean the amount equal to the amount to be paid in connection with the Installment under each of the Agreements, as applicable, in accordance with Clause 8 of this Agreement.

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"Guaranteed Obligations" shall mean all the obligations of Maxcom derived from the Credit Agreements.

"Peso" shall mean the lawful currency of the United Mexican States.

"Reserve Amount" shall mean an amount equal to payment of one (1) Installment, which may be increased upon the terms of this Agreement, under each of the Credit Agreements, that Maxcom shall at all times maintain as part of the Trust Assets in accordance with Clause 8 of this Agreement, and the payment chart that forms part of each of the Credit Agreements, which shall be duly notified and provided to Trustee by Trust Beneficiaries in the First Place.

"Second Ixe Credit Agreement" shall mean the credit agreement referred to in Representation I, paragraph i), of this Agreement.

"Settlor" shall mean Maxcom Telecomunicaciones, S.A. de C.V.

"SPEI" means the Inter-bank Electronic Payment System managed by the Central Bank of Mexico (Banco de Mexico).

"Trust" shall mean the trust created by means of this irrevocable trust agreement.

"Trust Account" shall mean Account No. 6200424804 opened by Trustee (internationally called by Trustee as "Bridge Account") to receive the Collection Proceeds from the Collection Bank, whose funds constitute the Collection Accounts derived from the Fund Concentration Agreements.

"Trust Assets" shall mean the assets referred to in Clause 4 of this Agreement.

"Trust Beneficiary in the First Place" shall collectively mean Banco Mercantil del Norte, S.A., Institucion de Banca Multiple, Grupo Financiero Banorte, and Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero.

"Trust Beneficiary in the Second Place" shall mean Maxcom Telecomunicaciones, S.A. de C.V.

"Trustee" shall mean HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, Trust Division, or any successor or assignee thereof.

2. TRUST.

(a) Settlor hereby transfers to the Trust Assets of this Trust: (i) the amount of one thousand Pesos ($1,000) for creating the same as initial contribution, and (ii) the Reserve Amount, provided that in respect of the latter, Trust Beneficiaries in the First Place hereby notify to Trustee the amount of such Reserve Amount, in accordance with Clause 8 below.

(b) Settlor hereby transfers to Trustee, in order to create the same, any present and future Collection Proceeds deposited to the Collection Accounts, which

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shall be transferred to the trust assets (like the amount referred to in paragraph (a) above in the checking account opened by Trustee for the purposes of this Trust at HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, Account No. 6200424804 (the "Bridge Account" or the "Trust Account")), as well as all the other assets referred to in Clause 4, entrusting to Trustee the accomplishment of the purposes of this Trust. Trustee hereby accepts the designation hereby made and agrees to perform its duties and obligations in a proper manner.

Settlor desires to utilize this Trust as an alternative payment device for timely and properly performing each and every of the credits and other amounts, debts and obligations of Maxcom to each and every of Trust Beneficiaries in the First Place derived from the Credit Agreements.

Settlor engages Trustee, and Trustee agrees, to ensure that any Collection Proceeds deposited in the Collection Accounts under the Banamex SEP Agreement and the Bancomer CIE Agreement executed with the Collection Banks named Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex, and BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, respectively, shall be transferred to the trust assets of this Trust, and that the respective Collection Bank shall deposit, subject to the terms and conditions set forth in Clause 11 hereof, the Collection Proceeds to the Trust Account. Settlor shall take any necessary actions, whether administrative or judicial, as required by the Collection Banks in order no notify that the Collection Proceeds shall form part of the trust assets and be able to transfer such proceeds to the Trust Account in accordance with the aforementioned clause, being obliged to prove to Trustee the giving of such notice in due course. By signing this Trust, Trust Beneficiaries in the First Place hereby acknowledge receipt of such notice. Settlor shall copy Trust Beneficiaries in the First Place and Trustee on any notice given to the Collection Banks.

Settlor further engages Trustee, and Trustee further agrees, to receive as initial contribution to this Trust, in a later act, by means of a unilateral statement of will to be informed to Trustee and Trust Beneficiaries in the First Place, the Collection Proceeds deposited in the Collection Accounts under the HSBC RAP Agreement, ensuring that the Collection Bank under this Collection Account shall deposit the Collection Proceeds in the Trust Account once Trustee receives from Settlor a notice, by means of a written unilateral statement of will, informing that such Collection Proceeds form part of the Trust Assets of this Trust. Settlor shall copy Trust Beneficiaries in the First Place or Trustee, as applicable, on such notice.

(c) It is expressly agreed that Settlor may not remove or substitute any of the Collection Banks or designate additional Collection Banks without the prior written consent of Trust Beneficiaries in the First Place and a prior notice given to Trustee. If Settlor designates an additional Collection Bank or substitutes any of the Collection Banks without the prior written consent of Trust Beneficiaries in the First Place, it shall be deemed that an Event of Default has occurred and

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Trustee shall act in conformity with the instructions given by Trust
Beneficiaries in the First Place.

Trustee hereby provides Settlor with an inventory of the assets, in accordance with Clause 4 below.

3. PARTIES TO THE TRUST.

(a) Following are the parties to the Trust:

SETTLOR AND TRUST BENEFICIARY IN THE SECOND PLACE:

Maxcom Telecomunicaciones, S.A. de C.V.

TRUST BENEFICIARIES IN THE FIRST PLACE

Banco Mercantil del Norte, S.A., Institucion de Banca Multiple, Grupo Financiero Banorte; and

Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero

Both of them being Trust Beneficiaries in the First Place pari passu, in accordance with Clause 5, paragraph (e), below.

TRUSTEE:

HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, Trust Division

(b) Settlor, in its capacity as Trust Beneficiary in the Second Place, shall be entitled to receive any remaining portion of the Trust Assets once each and every of the Guaranteed Obligations are performed upon the terms of the Credit Agreements, as notified to Trustee by Trust Beneficiaries in the First Place.

(c) Any successors, assignees or other parties replacing Trustee or Trust Beneficiaries in the First Place upon the terms set forth in this Trust and the Credit Agreements, as the case may be, shall be deemed to be "Trustee" and "Trust Beneficiaries in the First Place" for purposes of this Agreement.

4. TRUST ASSETS.

Trust Assets shall be comprised of:

(a) Any Collection Proceeds deposited in the Collection Accounts under the Fund Concentration Agreements that, with the prior authorization of Maxcom, are received as payments made to it for the telecommunication services rendered, whether the same are transferred to the trust assets on the execution date of this Agreement or later.

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Copies of the Fund Concentration Agreements are enclosed to this Agreement marked as Exhibits B, B1 and B2.

(b) Any investment instruments acquired by Trustee with the Trust Assets, interest and other yields obtained in respect of the Trust Assets or any other investments made by Trustee in accordance with this Agreement; and

(c) Any other amounts, collection rights under other agreements or interest accrued thereon transferred to Trustee or becoming part of this Trust by operation of law.

Any contributions received by Trustee through Settlor by means of negotiable instrument shall be deemed duly received subject to the actual collection thereof in accordance with Article 7 and other applicable provisions of the Negotiable Instruments and Credit Transactions Act ("NICTA").

The description of the assets subject matter of this Agreement made in this clause is deemed an inventory thereof made by the Parties hereto, for any legal purposes that may apply.

Consequently, Settlor and Trust Beneficiaries in the First Place hereby state to be in agreement with the provision of the list setting forth the assets that form part of the Trust Assets, since the same have been described in this clause, and therefore, such asset list shall be deemed to be the inventory received in a satisfactory manner by them.

5. PURPOSE OF THE TRUST.

The purpose of this Trust is to create an alternative means of payment by creating an independent patrimony that may enable Settlor to perform the Guaranteed Obligations to be performed by it in favor of each of the Trust Beneficiaries in the First Place pro-rata, based on the amounts owed to them under the corresponding Credit Agreements, for which purpose, Trustee shall:

(a) Maintain title to the Trust Assets and allocate the same for accomplishing the purposes of this Trust.

(b) Receive the Collection Proceeds transferred by the Collection Banks to the Trust Account in accordance with Clause 11 below, or by means of diverse payment means applicable to each of the Collection Banks, as the case may be.

(c) Manage the Collection Proceeds, provided that Trustee, Settlor and Trust Beneficiary in the Second Place may create no lien or encumbrance on the Trust Assets, other than such liens or encumbrances expressly permitted under this Agreement. Additionally, it is agreed that if any penalty or sanction imposed by any authority on Trustee in connection with the Trust Assets or under this Agreement needs to be paid, Settlor shall provide Trustee with the necessary funds to pay the same.

(d) Invest and reinvest any amounts derived from the Collection Proceeds, in accordance with Clause 9 of this Trust, as long as the same are not allocated in accordance with paragraphs (e) and (f) below.

(e) Deliver, up to the total amount of the Trust Assets, any amount corresponding to the payment of the Guaranteed Obligations, in whole or in part, in accordance with the Credit Agreements, following in any case the instructions contained in the duly signed written notice given to it by Trust Beneficiaries in the First Place.

In order to accomplish such purpose, Trustee shall accumulate the following amounts in the Trust Account, on a daily basis and during the first fifteen (15) days of each month: (1) sixty percent (60%) of the Collection Proceeds received by it to be utilized for paying the Installments, pro-rata and on a pari passu basis, among (i) the Banorte Credit Agreement, and (ii) the First Ixe Credit Agreement and the Second Ixe Credit Agreement, and (2) forty percent (40%) of the Collection Proceeds shall be utilized to pay any Installment in favor of Ixe Banco to other bank account indicated by it for such purpose (in order to perform the obligations derived from the Derivatives Agreement); provided that the remaining amounts, if any, shall be sent to Settlor via SPEI on a daily basis, in accordance with this Agreement; provided further that Trustee shall be subject to no liability whatsoever in case the amounts are not enough to pay such amounts in full, since Trustee shall be liable solely in respect of the total amount of the Trust Assets.

If the necessary amounts that Trustee shall accumulate in the Trust Account to pay the corresponding Installments are accumulated in full before the fifteenth
(15th) day of each month, Trustee shall transfer to Settlor, via SPEI, as provided in this Agreement, one hundred percent (100%) of the Collection Proceeds received in the Trust Account as of the day following the date on which such amounts are accumulated; provided that any received amounts held by it shall be transferred to Trust Beneficiaries in the First Place on the fifteenth
(15th) day of such month, in accordance with the preceding paragraph.

If the Collection Proceeds are not enough to pay the Installments under the Credit Agreements on the sixteenth (16th) calendar day of each month or on the immediately succeeding Business Day, Trustee shall withhold in the Trust Account one hundred percent (100%) of the Collection Proceeds received in the Collection Accounts from such day until the time in which enough funds exist in order to pay the Installments under the Credit Agreements. Once such Installments are paid, Trustee shall release one hundred percent (100%) of the remaining Collection Proceeds to Settlor by means of a transfer thereof via SPEI during the next days and until the commencement of the next month.

(f) Allocate any amounts forming part of the Trust Assets in accordance with Clause 8, or, if no express provisions exist, in accordance with the written instructions received from Settlor, provided that the same do not constitute a violation of the purpose of this Trust.

(g) If the Collection Proceeds are not enough to make the payments referred to in the preceding paragraph, upon exhausting the Reserve Amount in accordance with Clause 8 of this Agreement (provided that the same is not restored by Settlor), Trustee shall give a written notice to Settlor requesting payment of any outstanding Installments that Maxcom must make under the Credit Agreements, as applicable, so that Maxcom may deposit the necessary amounts to perform the Guaranteed Obligations within a 3-Business-Day period from the reception of such written notice.

(h) If Trustee receives a notice informing the existence and continuation of an Event of Default from any of the Trust Beneficiaries in the First Place, Trustee shall allocate the liquid portion of the Trust Assets in accordance with this Agreement.

(i) Upon performance in full of each and every of the Guaranteed Obligations, and payment of any trust fees or other due amounts under this Agreement, this Trust shall be terminated in accordance with Clause 20 below, in which case Trustee shall return to Settlor any amounts or funds then forming part of the Trust Assets of the Trust, delivering to it, in its capacity as Trust Beneficiary in the Second Place, any amount held by Trustee under this Agreement. Furthermore, Trustee shall transfer to Settlor any other right or asset then forming part of the Trust Assets.

Any delivery of remaining funds or assets made in accordance with this Agreement shall be made by Trustee to Trust Beneficiary in the Second Place no later than the Business Day immediately succeeding the date on which Trustee learns that the liquid funds are available at the Trust in the account opened hereunder; provided that if Trust Beneficiary in the Second Place requests a delivery of the funds in any account not opened with Grupo Financiero HSBC in Mexico such delivery shall be made within a 2-Business-Day period from the date on which the liquid funds are available, by means of a wire transfer thereof, as agreed by the parties, in which case, any cost thereof shall be borne by the Trust Assets of the Trust or Settlor, as indicated by Settlor at the time in which the Trust is terminated.

6. [INTENTIONALLY LEFT IN BLANK]

7. RESERVE AMOUNT AND INSTALLMENTS.

(a) As long as no Event of Default occurs in respect of the Guaranteed Obligations, Trustee shall at all times maintain in the Trust Assets of the Trust an amount equal to one (1) Installment under the Credit Agreements (the "Reserve Amount"). In order to identify the Reserve Amount, Trustee shall record the same in a sub-account of the Trust Assets, which shall form part of the same, so that the same may be separated from the principal funds of the Trust being utilized, among other things, to create on a monthly basis and from time to time, the Installment Amount to be paid to the Trust Beneficiaries in the First Place.

If the Collection Proceeds are not enough to pay the Installments, the Reserve Amount shall be allocated to pay the Guaranteed Obligations up to the total Reserve Amount existing at that time in the Trust Assets.

The Reserve Amount may be increased, upon request of any of the Trust Beneficiaries in the First Place, by giving a prior notice to Settlor in case the Collection Proceeds decrease, on a quarterly basis, provided that such decrease shall be determined by comparing it to the same quarter of the immediately preceding year, as received in the Collection Accounts in accordance with the following chart, giving the corresponding instructions to Trustee:

Decrease of Collection Proceeds     Reserve Amount
(on a quarterly basis) (reference)  (Installments equivalent)
Five percent (5%)                     Two (2) months
Ten percent (10%)                     Three (3) months
Fifteen percent (15%)                 Six (6) months
Twenty percent (20%)                  Trustee withholds any excess

In this case, Trustee shall withhold the liquid portion of the trust assets in its entirety in the Trust Account until accumulating an amount equal to the necessary Reserve Amount, provided that Settlor hereby agrees to verify any decrease of the Collection Proceeds in order to create and maintain the Reserve Amount, informing the necessary to Trustee, so that it may act in accordance with paragraph (b) below.

(b) If the quarterly collection decreases in accordance with the preceding paragraph, Trustee shall withhold the liquid portion of the trust assets in its entirety in the Trust Account until accumulating an amount equal to the necessary Reserve Amount in accordance with the aforementioned chart (the "Installment Amount"), as long as necessary, in order to have the Installment Amount referred to in Clause 5, paragraph (e), above.

Following is the method to be utilized to calculate the corresponding Reserve
Amount: (i) The quarters to be taken into account are January-March, April-June, July-September, and October-December; (ii) Settlor shall evidence, by means of the account statements of the Trust for the months forming part of the quarter, no lather than the fifteenth (15th) day of the first month following the closing of such quarter, that the result of adding these three months is not lower than the percentage obtained from adding the three months forming part of the same quarter in the immediately preceding year, in accordance with the aforementioned chart; and (iii) if lower, in accordance with the chart set forth in the preceding paragraph, the Reserve Amount to be allocated as of the first day of the second month following each quarter being analyzed shall be calculated and informed to Trustee, so that Trustee may allocate the necessary amounts obtained from the Collection Proceeds to maintain the Reserve Amount, in the shortage amount, in accordance with the information provided to it by Settlor and based upon the calculations made by it in accordance with this clause.

Trustee shall deliver to Trust Beneficiaries in the First Place, as applicable, no later than 12:00 p.m. on the Business Day in which Settlor is to pay the Installments under the Credit Agreements, the Installment Amount by means of a deposit via SPEI to the account indicated for such purposes by each of the Trust Beneficiaries in the First Place, as indicated in writing to Trustee no less than five (5) Business Days before the payment date of the Installments, provided that any instructions relating to the accounts where the Installments are to be deposited shall remain effective, unless otherwise indicated by the corresponding Trust Beneficiaries in the First Place. Upon creating the Installment Amount in accordance with the preceding paragraphs, provided that the Reserve Amount further exists, Trust Beneficiary in the Second Place may freely dispose the funds forming part of the Trust Assets of the Trust in accordance with this Agreement.

(c) Subject to the terms and conditions of this Agreement, as long as no Event of Default exists in respect of the Guaranteed Obligations, Trustee shall deposit to Trust Beneficiary in the Second Place, on a daily basis, to the Account No. 4014175848 (CLABE: 0211800401417584844) of the latter at HSBC
Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, or any other bank account timely indicated in writing to Trustee by Trust Beneficiary in the Second Place, any cash deposited in the Trust Account in excess of the Reserve Amount, until 12:00 p.m. of each Business Day, provided that Trustee has enough funds to cover the Installment Amount.

9. INVESTMENT.

Trustee shall invest any amounts in cash forming part of the Trust Assets, in the same currency in which the funds are received, unless otherwise indicated, in accordance with the written instructions given by Settlor in any of the financial entities forming part of Grupo Financiero HSBC, in such amounts and schedules of the corresponding entities. If no express instruction is given, Trustee shall invest the funds in Pesos through the Money Desk, in Debt Instruments issued by the Federal Government, under daily liquidity periods. If the funds of the Trust are not enough to invest in such type of investment instruments, Trustee shall invest in Mutual Funds denominated D9 (LEGAL ENTITIES) duly authorized to operate as mutual fund by the Ministry of Finance and Public Credit, under the diversified investment regime, as established in its policies for investment in, acquisition of and selection of securities, in accordance with the parameters established in applicable provisions, ensuring a risk diversification of the portfolio. The valuation price together with any applied referential, shall be informed to the public on a daily basis, by means of the Bulletin of the Mexican Stock Exchange published in a newspaper with national circulation, without prejudice to any other publication by the mutual fund. The Mutual Fund shall make available to the clients, at the premises of the Managing Company and the Dealers of the same Financial Group, a report on the securities portfolio that forms part of its assets, which report shall be maintained available in writing, the last Business Day of each week for consultation by any investors requesting so. This report shall be updated on the Business Day immediately preceding the respective date. The counterparty carrying out the transaction shall need to have an "AA" or higher rating, or its equivalent, always higher than an investment grade rating, as established by rating agencies Standard & Poors, Moody's Investors Service and/or Fitch Mexico, addressed in Mexico, and this Mutual Fund is, as applicable, rated by Covaf, S.A. de C.V., provided that funds denominated in US dollars, based upon investment periods, in Interterms (amounts equal to or higher than five thousand US dollars), with a 30-day liquidity, or Credit Balance Account (amounts equal to or higher than seventy five thousand US dollars), with a daily liquidity.

Trustee shall only be obligated to make investments if the Trust Assets of the Trust have enough funds, in the required minimum amounts to make investments in accordance with the provisions effective at the time in which the corresponding investment is made, in accordance with this Agreement. If no enough funds exist, it shall be deemed that Trustee has been instructed to maintain any funds at sight.

If any foreign exchange transactions are required or instructed to accomplish the purposes of this Trust and/or the investments thereof (being understood as the purchase and/or sale of foreign currency and/or the conversion of Pesos into other foreign currencies), these transactions shall be carried out by Trustee at the exchange rate effective for transactions with the public at HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, at the time in which the transaction is made. In no circumstance shall Trustee be liable for any loss or detriment resulting from foreign exchange differences accrued in respect of the Trust Assets of the Trust.

Any purchase of securities or investment instruments shall be subject to the schedules, availability and liquidity thereof and the market conditions existing at the time in which Trustee carries out the transaction. Settlor hereby expressly releases Trustee from any liability arising from the purchase of securities or investment instruments under this Trust, as a consequence of any investments made by Trustee in accordance with this Trust.

Any investment and/or sale instructions shall be at all times addressed to Trustee. In no event shall the financial intermediary in charge of making the investment have discretionary powers.

For purposes of the investment referred to in this clause, Trustee shall abide by any legal or administrative provisions regulating investments of the funds subject matter of trusts.

Any corporate and economic rights shall be exercised in accordance with the investment agreement executed by Trustee in making the investments under this Agreement.

Trustee may engage third parties, whether individuals or legal entities, to exercise the corporate rights vested by the securities acquired under this Trust. If Trustee directly or indirectly attends a shareholders meetings or a meeting of holders of debentures, certificates of participation or any other securities, Trustee shall cast its vote in the same way in which the majority shareholders cast their votes, unless if the respective resolution contravenes the purposes of this Trust.

If Trustee, in exercising the economic or corporate rights vested by the securities acquired under this Trustee, becomes compelled to exercise any optional right or make any payment, Trustee shall inform the same to Settlor in writing, requesting a precise instruction and, as applicable, the funds necessary to make the respective payments. Settlor shall instruct Trustee, and, as applicable, provide the necessary funds no less than two (2) Business Days before the date on which the option is to be exercised or the respective payments are to be made.

Trustee shall not be liable for exercising the optional rights or making the respective payments if no instructions or funds are provided in accordance with the preceding paragraph.

Trustee may take all the actions and execute all the agreement necessary to make the investment subject matter of this Trust in accordance with this clause. In no event shall Trustee be obliged to physically deliver the securities or instruments acquired as a result of the investments made when acting in performing express investment orders.

Trustee shall pay, out of the Trust Assets of this Trust, any expenses, fees or other amounts derived from the actions or agreements necessary to make the investments hereunder. If the Trust Assets are not enough to bear such amounts, Trustee shall be released from any liability, in which case Settlor shall be expressly obliged to bear the same.

Settlor hereby expressly authorizes Trustee to disclose any information necessary in respect of this Trust, and even in respect of Settlor or trust beneficiaries in such events, and to such persons, that may be necessary in order to make the investments referred to in this Clause and obtain the appropriate tax treatment for the same. Settlor, or, as applicable, the corresponding Trust Beneficiary in the First Place or the Trust Beneficiary in the Second Place, receiving the benefits of the investment of the Trust Assets shall be solely obliged to inform to Trustee the applicable tax treatment during the term of this Agreement, provided that Trustee is released from any obligation regarding the same.

Settlor and Trustee hereby agree that any expenses, fees or other amounts arising from the acquisition or sale of securities or instruments of the money or capital markets, brokerage firm, S.D. INDEVAL, S.A. de C.V., or any other stock exchange instrument (or its equivalent in other countries) legally authorized, charged as a result of the purchase, sale, management, custody or any other concept related thereto that need to be operated by such intermediaries in accordance with the Stock Exchange Act (or applicable laws in the countries in which the investment is made), shall be paid out of the Trust Assets, provided that if no enough funds exist to make such payments, Settlor shall provide the necessary funds. Trustee is hereby released from any liability that may arise from such lack of payment, since such amounts are independent from the fees to be charged by Trustee under this Agreement.

The parties agree that Settlor shall give a written notice to Trustee informing each deposit made to the account of this Trust on the same day thereof, no lather than 12:00 p.m. Trustee shall not be obliged to invest such amounts if the notice referred to herein is not given.

10. INSTRUCTIONS AND NOTICES TO TRUSTEE.

The parties agree that any instruction to Trustee shall be given by an authorized representative in accordance herewith by means of an original duly signed Instruction Letter, addressed to HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC, and delivered at the address of Trustee. It is expressly agreed that Trustee shall not be obliged to perform any instructions given to it via fax (facsimile), e-mail or any other electronic or magnetic means other than the physical delivery of an original duly signed.

The instruction letters referred to in the preceding paragraph shall become binding upon Trustee if the same:

1. Are addressed to HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC.

2. Make a references to the number of the trust referred to in the preamble hereof.

3. Bear an original signature of the authorized representatives that may give such instructions in accordance herewith, which representatives need to be designated and presented to Trustee, providing Trustee with a copy of an official identification bearing a picture and signature of the representative, provided that the signature borne in such identification shall match the signature affixed unto the corresponding instruction. If Trustee already has such identification, no copy needs to be enclosed.

4. Contain an express and clear instruction to be performed by Trustee, including specific amounts or activities.

Any failure to meet the aforementioned minimum requirements shall release Trustee from the obligation to perform the instruction set forth in such letter, in which case Trustee shall not be liable for any result or consequence of such inactivity until the respective errors of the aforementioned instruction letter are cured.

If Trustee takes any action in performing any instruction duly given to it by an authorized representative in accordance herewith and subject to the terms, conditions and purposes thereof, Trustee shall be subject to no liability whatsoever, being responsible only up to the total amount of the Trust Assets.

Trustee reserves the right to request any clarifications it deems necessary from the parties in connection with the instructions given to Trustee that are unclear, imprecise or depart from the purposes of this Trust.

11. MANAGEMENT OF COLLECTION ACCOUNTS AND COLLECTION PROCEEDS.

Trustee shall receive the Collection Proceeds derived from the Collection Accounts as follows:

(a) Concerning the Collection Account under the Banamex SEP Agreement, pursuant to which the Collection Account opened by Maxcom at Banco Nacional de Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero Banamex, is managed, by means of a transfer to be made by Banco Nacional de Mexico, S.A., on a daily basis, in accordance with the Irrevocable Instruction for transfer of Collection Proceeds to the Trust Assets given by Settlor to such Collection Bank.

(b) Concerning the Collection Account under the Bancomer CIE Agreement, pursuant to which the Collection Account opened by Maxcom at BBVA Bancomer, Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, is managed, by means of a fund transfer request to be made by Trustee, on a daily basis, in accordance with the irrevocable power of attorney to administer property that is hereby granted by Settlor to Trustee in the form of Exhibit C hereto, provided that Settlor keeps no power or authority to make withdrawals but to make inquiries about the balance of such Collection Account.

(c) Concerning the Collection Account under the HSBC RAP Agreement, pursuant to which the Collection Account opened by Maxcom at HSBC Mexico, S.A., Institucion de Banca Multile, Grupo Financiero HSBC, is managed, upon reception by Trustee of a written notice from Settlor, by means of a unilateral statement of will, which shall be informed by Trustee to HSBC Mexico, S.A., Institucion de Banca Multiple.

If for any reason not attributable to the parties to this Trust, Settlor is prevented from making inquiries about the balance of the Collection Accounts, the parties shall make their best efforts under the then existing conditions and without carrying out any activities that may have adverse effects, in order to allow Settlor to make any online inquiries in respect of the balance, transactions and payments relating to the Collection Accounts, as detailed as necessary, including a banking reference to the fund concentration accounts, so that Trust Beneficiary in the Second Place may identify the amount, date and time of payments and the client that made the same, provided that in no circumstance shall the same impair or affect the purposes of this Trust.

12. TRUSTEE'S DUTIES, OBLIGATIONS AND LIMITATIONS.

The parties agree that Trustee shall be subject to no liability if acting in conformity with the instructions given by an authorized representative in accordance herewith. However, any instructions given beyond the powers of the respective representative (ultra vires) or in violation of this Agreement shall not be performed by Trustee.

Trustee assumes no obligations whatsoever other than such expressly established in this Agreement, without being liable for any facts, acts or omissions of the parties, third parties or authorities preventing or hampering the accomplishment of the purposes of this Agreement.

Any economic obligations of Trustee derived from this Agreement shall always be deemed obligations to be paid out of the Trust Assets of this Trust, up to the total value thereof. Trustee hereby assumes no economic obligations in its own name, and shall not be liable for performing such obligations with its own assets, unless if ordered so in accordance with applicable Mexican laws upon accrual of damages and losses as a result of its negligence or misconduct.

Settlor hereby agrees to indemnify (including damages and losses) and hold Trustee, its trust officers and staff, free and harmless from and against any administrative proceeding, whether judicial or not, fine, penalty or any other cause resulting from the accomplishment of the purposes of the Trust, attorneys' fees derived from this Agreement, performance of instructions given by authorized representatives and/or legal relationships of Trustee with third parties hereunder, in accordance with this Agreement, whether directly or through representatives designated by Trustee in accordance with this Agreement.

Any reference contained in this Agreement to the release of Trustee in respect of any conduct and/or the effects thereof shall be deemed made solely by the party that instructed, or should have instructed, Trustee under this Agreement, or, Settlor, who shall be liable in accordance with this Clause.

13. ACCOUNT STATEMENTS.

Trustee shall prepare and send to Settlor and Trust Beneficiaries in the First Place, on a monthly basis, within the first fifteen (15) calendar days of each month, at the address referred to herein, a report on the transactions carried out during the immediately preceding calendar month in connection with the Trust Assets of this Trust.

The parties agree that Settlor and Trust Beneficiaries in the First Place may request clarification in respect of the aforementioned report, within a 15-calendar-day period from the reception thereof. If no clarification or claim is made within such 15-calendar-day period, the report shall be deemed accepted.

Trustee shall be subject to no liability whatsoever if Settlor or Trust Beneficiaries in the First Place do not receive the respective report within the period established in the first paragraph of this Clause due to causes not attributable to Trustee. In such case, Settlor and Trust Beneficiaries in the First Place shall request a copy thereof to Trustee. Reports issued two or more months ago shall require payment to Trustee of the respective fee established in the then effective rates of Trustee by the party requesting so.

Settlor shall be entitled to review and receive online information about the Collection Accounts and the Trust Account through such electronic means provided to it by both the corresponding Collection Bank and Trustee, in order to obtain information as to payments or Collection Proceeds of such Collection Accounts and the Trust Account corresponding to clients of Maxcom for the rendition of telecommunications services.

14. TRUST ASSETS DEFENSE.

Trustee shall not be liable for any facts or acts of the parties, third parties or authorities preventing or hampering the accomplishment of the purpose hereof. Trustee shall have, in respect of the Trust Assets, the powers and rights established in Article 391, first part, of NICTA. However, Trustee shall not be obliged to exercise such rights and powers in its own name. Upon occurrence of any event constituting a conflict of interests or calling for the defense and protection of the Trust Assets, Trustee shall be solely obliged to grant a special power of attorney in favor of any person designated by Settlor in writing, at its sole discretion, enclosing the acceptance of the attorney-in-fact and its consent to the fact that any expenses and fees accrued or incurred in respect thereof shall be paid by Settlor, without any responsibility on Trustee.

Trustee shall not be responsible for any action taken by the attorneys-in-fact and shall bear no expense or fee derived from the same. If any emergency occurs, Trustee shall be entitled to take any essential actions necessary to preserve the Trust Assets, without prejudice to the obligation of Settlor to promptly designate the attorney-in-fact referred to in the preceding paragraph.

The fees of the attorney-in-fact and any expenses and costs accrued in connection with the same shall be borne by Settlor, without any responsibility on Trustee.

15. TRUSTEE'S FEES AND EXPENSES.

By executing this Agreement, the parties expressly agree that any fees of Trustee derived from its participation in this Trust shall be paid by Settlor, and, upon failure of Settlor to do so, out of the Trust Assets, as follows:

1. Fifty thousand Pesos ($50,000) for the review and acceptance of its designation, due and payable in full on the execution date of this Trust.

2. Fifty hundred thousand Pesos ($500,000) per year for the administration of this Agreement, due on payable in advance, it being understood that the same shall become due and payable in its entirety upon commencement of the respective period. For collection purposes, a debt remission is granted in respect of the first annual payment equal to the period not yet elapsed or administered of the Agreement.

3. The amount agreed to by the parties on a case-by-case basis for any amendment to this Agreement.

4. The amount agreed to by the parties on a case-by-case basis for carrying out any legal act other than the execution of this Agreement and any amendment thereto.

Upon failure in the performance of any of the payment obligations referred to in this clause, Trustee shall charge a contractual penalty equal to the amount resulting from applying the following rate to the outstanding amount during the entire period in which the default continues without being cured:

A rate equal to the sum of the Inter-bank Interest Rate of Equilibrium ("TIIE") and two (2) basis points, provided that TIIE shall mean the rate established by the Central Bank of Mexico (Banco de Mexico) for 28-Day transactions denominated in Pesos published in the Official Gazette of the Federation.

TIIE utilized for interest calculation purposes shall be the latest rate published prior to the commencement of the period in which default occurs.

If at any time HSBC is prevented from determining the aforementioned rate by reference to TIIE, the latter shall be replaced firstly by the sum of two point five (2.5) basis points and 28-Day CETES Rate, in primary placement, considering the latest known rate prior to the commencement of the default period in Pesos; and, secondly, by the sum of two point twenty five (2.25) basis points and CPP for liabilities denominated in Pesos that the Central Bank of Mexico (Banco DE Mexico) deems representative for the Commercial Banks and publishes in the Official Gazette of the Federation, taking into account the latest published rate prior to the commencement of the default period in Pesos.

If the aforementioned replacement rates no longer appear, interest shall be calculated by reference to a rate equal to the sum of the rate that replaces the latter rate published by the Central Bank of Mexico (Banco de Mexico), and three point five (3.5) basis points.

Fees referred to in this clause shall be automatically collected out of the liquid funds forming part of the Trust Assets, provided that if the same are not enough, Settlor hereby expressly and irrevocably authorizes Trustee to charge any such fees to any account opened by it at HSBC Mexico, S.A. If no account exists for such purposes or if the existing funds are not enough, any difference shall be paid firstly by Settlor, and secondly, as applicable, by Trust Beneficiaries in the First Place. It is expressly agreed that the Trust Assets shall guarantee, in the first place, payment of the fees of Trustee and by executing this Agreement, Settlor and/or Trust Beneficiaries in the First Place, as applicable, expressly authorize Trustee to refrain from carrying any legal act upon occurrence of any default in the payment of such fees until the date on which the fees are paid in full.

The fees referred to in this clause shall be adjusted on the due payment thereof, in the same proportion in which the National Consumer Price Index, or any index replacing the same, rises, as published by the Central Bank of Mexico (Banco de Mexico) in the Official Gazette of the Federation. Notwithstanding the foregoing, the fees may be increased by Trustee if the administrative duties to be performed by it are increased.

Trustee may collect all the banking and/or financial services required in the future in order to improve the accomplishment of the purposes of the Trust, by charging the same at the rates effective at the time in which the service is required (as the case may be). Such payment shall be paid to Trustee before the rendition of the respective service; otherwise, Trustee shall have no responsibility whatsoever for its inactivity or any effects thereof. Such rates for the services shall be paid out of the Trust Assets at the time in which the service is requested.

Any fees of Trustee and the contractual penalty referred to in this Clause shall be subject to the Value Added Tax, in accordance with applicable laws.

16. TAXES.

This Trust is not subject to the provisions established in Articles 13 and 144 of the Income Tax Act (Ley del Impuesto Sobre la Renta), and Tax Ruling 3.9.1 (Regla de Resolucion Miscelanea Fiscal 3.9.1), in no event shall it hire staff. Any payment obligations arising in favor of third-party individuals (such as tax withholdings, informative statements, etc.) shall be performed directly by Settlor.

Any tax receipts that may be issued by the beneficiaries in respect of any payments made to them shall bear the data of Settlor solely and exclusively, delivering the corresponding amounts and applicable VAT so that settlors may make the withholdings or make net payments. Settlor shall later request the respective amount from Trustee so that it may deliver the withheld amounts to tax authorities.

The parties agree that Trustee shall be released from any liability resulting from, and Settlor shall indemnify and hold Trustee free and harmless from and against, any dispute, whether judicial or not, including any administrative action, brought in connection with the failure to perform, or improper performance, of tax obligations, such as tax withholdings, tax returns, payment of contributions, taxes, duties, accessories or other tax charges (whether federal, state or local), errors or omissions in respect of any actions or procedures before tax and otherwise authorities, hiring of staff or any other engagement or hiring, labor lawsuits, etc.

Any expenses, contributions, duties, taxes and accessories accrued in connection with this Trust, from its inception to its termination, may be paid out of the Trust Assets, up to the total value thereof, and if not enough, by Settlors.

If the Trust Assets of the Trust are not enough to pay such amounts, Trustee shall be released from any responsibility relating to the performance of the respective acts, all of which shall be performed by Settlors.

The parties agree that Trustee shall not engage any company, auditors or outside counsels to deliver any taxes to tax authorities or prepare and file tax

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returns with federal, state or local authorities. Under no circumstance shall
Trustee execute agreements from which any labor relationship with the Trust arises. If any tax contribution or taxes need to be delivered to tax authorities, or any tax returns need to be prepared and filed before federal, state or local tax authorities, during the term of this Trust, the same shall be completed by the person obliged to do so, this is, Settlor, Trust Beneficiaries in the First Place or any outside counsel.

17. AMENDMENTS.

No amendment to this Agreement shall become effective, unless if in writing and signed by Trustee, Settlor, Trust Beneficiaries in the First Place and Trust Beneficiaries in the Second Place.

18. TRUSTEE SUBSTITUTION.

Settlor, being in agreement with Trust Beneficiaries in the First Place, may order the substitution of Trustee, being consequently entitled to designate one or more institutions that may become trustee or substitute trustee jointly or subsequently.

No substitution of Trustee made in accordance with the preceding paragraph, if any, shall tacitly or expressly imply an amendment of the purposes of the Trust, the rights of the trust beneficiaries, the legal or contractual obligations to be performed through the Trust Assets, the powers and duties of Trustee, or in general, the terms and conditions of this Agreement that may contravene the purpose thereof, as provided herein.

19. TRUSTEE'S RESIGNATION.

If any cause exists enabling Trustee to resign, Trustee shall inform the same to Settlor, Trust Beneficiaries in the First Place and Trust Beneficiary in the Second Place in writing, clearly expressing the reasons that ground such resignation. Settlor, Trust Beneficiary in the First Place and Trust Beneficiary in the Second Place shall jointly inform to Trustee, within a 60-calendar-day period from the date on which they receive such notice, the name of the institution(s) that shall act as substitute trustee, so that Trustee may deliver the Trust Assets to the same.

The parties hereby expressly agree that Trustee may resign if the fees corresponding to three or more consecutive periods are not timely paid, as provided for in Clause 5 above, regardless that Trustee hereby reserves the right to bring any applicable legal actions in order to collect such fees.

If Settlor and Trust Beneficiaries in the First Place fail to designate the substitute trustee within the aforementioned period, this Trust shall be terminated by operation of law in accordance with Article 385, third paragraph, of NICTA. In such case, Trustee shall declare such termination for any legal purposes that may apply and send an informative notice to Settlor and Trust Beneficiaries in the First Place confirming the termination of the Trust and

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

requesting written instructions for the delivery or transfer of the assets or rights, which instructions shall be given within a 30-calendar-day period from the date on which the informative notice is received.

Upon expiration of such period referred to in the preceding paragraph, any existing amounts shall be transferred to Settlor and Trust Beneficiaries in the First Place, as applicable, by depositing the same to the checking account to which Trustee shall have made the latest deposit in accordance with this Agreement.

If any doubt or opposition arises in respect of the delivery, the assets or rights shall be made available to the court of competent jurisdiction, in accordance with Article 393 of NICTA.

20. TERM; IRREVOCABLE NATURE.

The term of this Agreement shall be such as necessary to accomplish the purposes thereof, without exceeding the maximum term permitted in accordance with applicable laws, provided that the same may be terminated upon occurrence of any of the events referred to in article 392 of NICTA, except for the event referred to in paragraph VI thereof, since Settlor reserves no right to revoke the same.

21. ASSIGNMENTS.

Neither Trustee nor Settlor may assign or transfer their rights and obligations derived from this Agreement without the prior written consent of Trust Beneficiaries in the First Place. Trust Beneficiaries in the First Place and Trust Beneficiary in the Second Place may assign their rights derived from this Agreement by giving a written notice to Trustee and Settlor, and delivering the corresponding documentation.

22. NOTICES.

Any notices and communications to be given under this Agreement shall be given in writing or in such manner established herein, in the Spanish language, at the addresses referred to herein below, or at any other address or number indicated from time to time by the addressee thereof or their representatives by means of a written notice given to the other parties. Such notices and communications shall be given by hand, and become effective if delivered by messenger at the time in which the same are received, or if given through courier on the Business Day following the date on which the same are delivered.

If to Maxcom:

Maxcom Telecomunicacione, S.A. de C.V.
Guillermo Gonzalez Camarena No. 2000
Mexico, D.F. 01210
Attn: Jose Antonio Solis
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

Telephone: 51471125

With copy to:

Alarcon Abogados, S.C.
B. de Ciruelos No. 168 - Piso 11
Col. Bosques de las Lomas
Mexico, D.F. 11700
Telephone: 10849390

If to Trustee:

HSBC Mexico, S.A.
Institucion de Banca Multiple,
Grupo Financiero HSBC
Reforma 156 - Piso 10
Colonia Juarez
Mexico, D.F.
C.P. 06600
Attn: Jorge Garay Espinosa
Telephone: 57212361,2970

If to Ixe Banco:

Ixe Banco, S.A.
Institucion de Banca Multiple
Ixe Grupo Financiero
Av. Periferico Sur 314
San angel Tlacopac, Alvaro Obregon
Mexico, D.F.
Attn: Lourdes Patricia Ferro Bertolo
Telephone: 51742141

If to Banorte:

Banco Mercantil del Norte, S.A.
Institucion de Banca Multiple
Grupo Financiero Banorte
Reforma No. 359 - Piso 2
Colonia Cuauhtemoc
Cuauhtemoc
Mexico, D.F.
Attn: Alejandro Diaz Martinez
Telephone: 56254879

23. HEADINGS.

The parties agree that the headings of the clauses of this Agreement are solely for reference purposes, and therefore, constitute no limitation or modification

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

whatsoever of the scope thereof. Any construction of such clauses shall be made based upon the content thereof.

24. COUNTERPARTS.

This Agreement is executed in four (4) originals: one (1) original for Settlor, one (1) original for Trust Beneficiary in the First Place, one (1) original for Trust Beneficiary in the Second Place, and one (1) original for Trustee.

25. GOVERNING LAW AND JURISDICTION.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of Mexico. For everything relating to the construction, performance and enforcement of this Agreement, Settlor and Trustee expressly and irrevocably submit to the jurisdiction of the courts sitting in Mexico City, Federal District, waiving any other jurisdiction they may be entitled to by reason of their present or future domicile.

(b) Trustee, Settlor, Trust Beneficiaries in the First Place and Trust Beneficiary in the Second Place hereby agree that for everything relating to the construction, performance and enforcement of this Agreement: (i) Trustee submitted solely to the jurisdiction of the courts sitting in Mexico City, Federal District, and therefore, shall be subject to no jurisdiction whatsoever other than the jurisdiction of such courts, and (ii) Trustee shall submit to no foreign courts.

IN WITNESS WHEREOF, the parties caused their representatives to execute this Agreement on the date first written above.

Trustee hereby provides each of the parties with an original of this Trust Agreement, which parties acknowledge receipt thereof by executing the same.

MAXCOM TELECOMUNICACIONES, S.A.           HSBC MEXICO, S.A.
DE C.V.                                   INSTITUCION DE BANCA MULTIPLE
"SETTLOR" AND "TRUST BENEFICIARY IN THE   GRUPO FINANCIERO HSBC
SECOND PLACE"                             TRUST DIVISION

/s/ Adrian Aguirre Gomez                  /s/ Jorge Garay Espinosa
_________________________________         ______________________________
Represented herein by:                    Represented herein by:
Adrian Aguirre Gomez                      Jorge Garay Espinosa

/s/ Jose Antonio Solbes                   /s/Gabriela Ortega de Lascurain
_________________________________         _____________________________
Jose Antonio Solbes                       Gabriela Ortega de Lascurain

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

BANCO MERCANTIL DEL NORTE, S.A.           IXE BANCO, S.A.
|NSTITUCION DE BANCA MULTIPLE             INSTITUCION DE BANCA MULTIPLE
GRUPO FINANCIERO BANORTE                  IXE GRUPO FINANCIERO
"TRUST BENEFICIARY IN THE FIRST PLACE"    "TRUST BENEFICIARY IN THE FIRST PLACE"

/s/ Antonio Fernandez Montero             /s/ Armando Jorge Rivero Laing
_________________________________         __________________________________
Represented herein by:                    Represented herein by:
Antonio Fernandez Montero                 Armando Jorge Rivero Laing

/s/ Juan Luis Flores Flores               /s/ Lourdes Patricia Ferro Bertolo
_________________________________         __________________________________
Juan Luis Flores Flores                   Lourdes Patricia Ferro Bertolo

The preceding signatures correspond to Trust No. 207357 dated November 21, 2005.

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